EXHIBIT 3.5

CERTIFICATE OF AMENDMENT TO BYLAWS

OF

MINISTRY PARTNERS INVESTMENT CORPORATION

            Billy M. Dodson and Van C. Elliott certify that:

            1.         They are the President and Secretary, respectively, of Ministry Partners Investment Corporation, a California corporation.

            2.         Article III, Section 2 of the Corporation's Bylaws is hereby amended and restated to read as follows:

"Section 2.  NUMBER AND QUALIFICATION OF DIRECTORS.

            The authorized number of Directors of the corporation shall not be less than six (6) nor more than eleven (11). The exact number of Directors shall be nine (9), which number may be changed, from time to time, within the foregoing limits by the approval of the Board of Directors or the shareholders and shall be changed, as necessary, to seat additional Directors as may be elected by the holders of the corporation's Class II Preferred Stock in accordance with their right to do so in the Certificate of Determination, as amended, governing such stock."

            3.         Article X of the Corporation's Bylaws is hereby amended and restated in its entirety to read as follows:

"ARTICLE X

TRANSFER OF CAPITAL STOCK

                        Section 1.         GENERAL RESTRICTIONS ON TRANSFER.

            The corporation and the shareholders want the corporation's Capital Stock to be held only by persons who agree with and have interests consistent with the corporation's mission, values and goals. Accordingly, except for Permitted Transfers (defined below), no shareholder may sell, assign or otherwise transfer (all referred to as a "Transfer") the corporation's Capital Stock or any interest therein unless the proposed Transfer is first approved in writing by the Board of Directors, which approval may be withheld by the Board of Directors in their sole discretion. Transfers in violation of this Section 1 of Article X shall be null and void ab initio. After the consummation of any Transfer of Capital Stock, such Capital Stock shall continue to be subject to the provisions of these Bylaws, and any further Transfers of such Capital Stock shall be required to comply with all of the provisions of these Bylaws. Each shareholder acknowledges the reasonableness of these restrictions in view of the purposes of the corporation. For the purposes of these Bylaws, "Capital Stock" means the corporation's common stock and preferred stock as the corporation may from time to time authorize and issue.

            Section 2.         PERMITTED TRANSFERS.

            A shareholder may Transfer all or any interests in its Capital Stock to an entity of which the shareholder has management and economic control or in trust for the benefit of that shareholder (and its family, if the shareholder should be an individual), or to an individual shareholder's spouse, children, grandchildren or siblings, or any combination thereof, provided the shareholder is a trustee or co-trustee of the trust ("Permitted Transfer").

            Section 3.         OPTION TO PURCHASE.

            If a shareholder proposes to Transfer for consideration, whether tangible or intangible, all or any portion of such shareholder's Capital Stock, the corporation shall have an option to purchase all, but not part, of the Capital Stock proposed to be Transferred in accordance with the procedures set forth below.

                                    (a)        Notice of Sale. The shareholder proposing to Transfer all or any part of its Capital Stock (the "Offeror") shall give written notice (the "Offer Notice"), by registered or certified mail, to the Secretary of the corporation. The Offer Notice shall set forth in reasonable detail the class, series and number of shares proposed to be Transferred, the identity of each prospective Transferee, and the price, terms and conditions of the proposed Transfer.

                                    (b)        Election by Corporation to Purchase. Immediately upon receipt of the Offer Notice, the Secretary shall advise the Directors of the corporation of the contents of said Notice. The corporation may elect to purchase all, but not part, of the Capital Stock offered in accordance with the terms specified in the Offer Notice within sixty (60) days from the date the Offer Notice was delivered to the Secretary (the "Offer Period").

                                    (c)        Notice of Election to Purchase. By the end of the Offer Period, the Secretary shall forthwith advise the Offeror in writing, by registered or certified mail, whether the corporation has exercised its option to purchase the shares.

                                    (d)        Transfer Upon Failure to Exercise Option. If the corporation does not exercise its option to purchase all of the Capital Stock offered, such Capital Stock may be Transferred to the Transferee named in the Offer Notice at any time within ninety (90) days following the end of the Offer Period, provided such Transferee shall be approved by the Board of Directors and the Transfer shall otherwise meet the requirements of Section 1 of this Article X.

            Section 4.         WAIVER OF OPTION.

            The option to purchase shares described in Section 3 of this Article X may be waived with respect to a particular Transfer by the filing with the Secretary of the corporation of a written consent describing the Transfer and duly approved by the Board of Directors.

            Section 5.         LEGEND ON SHARES.

            The certificates representing the shares of the corporation's Capital Stock shall bear the following legend stating that the shares are subject to transfer and other restrictions contained in this Article X of the corporation's Bylaws.

"THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH, AND SUBJECT TO, CERTAIN RESTRICTIONS SET FORTH IN ARTICLE X OF THE CORPORATION'S BYLAWS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION. ANY ATTEMPTED TRANSFER THAT WOULD VIOLATE THESE RESTRICTIONS IS NULL AND VOID AB INITIO."

            Section 6.         REPEAL OF TRANSFER RESTRICTION.

            This Article X may be amended or repealed only by the vote or written consent of shareholders entitled to exercise a majority of the voting power of each class of the corporation's Capital Stock then outstanding, each voting as a separate class."

            4.         The amendment to the Bylaws herein set forth was duly adopted and approved by the Corporation's Board of Directors and the Corporation's sole Shareholder at a joint meeting duly noticed and held on August 17, 2006.

Dated:  August 17, 2006

/s/ Billy M. Dodson

Billy M. Dodson, President

/s/ Van C. Elliott

Van C. Elliott, Secretary